Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our Firm as the “independent registered public accounting firm” of USCF Sustainable Commodity Strategy Fund, (a series of the USCF ETF Trust, the “Trust”, and the “Fund”), in the Registration Statement on Form N-1A and in the accompanying Statement of Additional Information with the Securities and Exchange Commission.

Denver, Colorado

July 31, 2023